Exhibit 10.1

[THIS AGREEMENT IS SUBJECT TO ARBITRATION]

EMPLOYMENT, CONFIDENTIALITY, AND NON-COMPETITION AGREEMENT

THIS AGREEMENT dated and effective as of the 7th day of July, 2014 by and between Interphase Corporation, a Texas corporation (the “Company”) and Scott Chang (“Executive).” The Company’s principal place of business is located at 4240 International Pkwy, Suite 105, Carrollton, TX 75007.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

The Company is a diversified information and communications technology company, committed to innovation through the process of identifying, developing and introducing new products and services. The Company offers products and services from embedded computing solutions, engineering design services, and contract manufacturing services to a new line of embedded computer vision products. Executive desires to be employed by the Company. The Company desires to employ Executive under the terms and conditions of this Agreement.

This Agreement sets forth the terms of Executive’s employment. The parties agree that this Agreement is supported by valuable consideration, that mutual promises and obligations have been undertaken by the parties to it, and that the agreement is entered into voluntarily by the parties.

Statement of Agreement

1.

Duties. Executive shall devote Executive’s best efforts to the business of the Company. Executive shall perform such duties and responsibilities customary to the position of Vice President of Operations & Fulfillment including those described on Exhibit A to this Agreement. Executive shall also perform those duties assigned by the Company from time to time.

2.

Terms. The “initial term” of employment under this Agreement, as amended and restated, shall terminate on January 7th, 2015, the end of the current term of this Agreement. The initial term of this amended and restated Agreement shall automatically renew for successive six (6) month periods, referred to as “successor terms,” unless either party gives thirty (30) days written notice of its intention not to renew prior to the expiration of the initial or any successor term or Executive is terminated for Cause (as described in Paragraph 3(c) of this Agreement.

3.	Terminable For Cause or on Account of Death or Disability. This Agreement may be terminated by the Company prior to the expiration of the initial term or any successor term as follows:

(a)	Due to the death of Executive;

(b)

Due to a physical or mental disability which prevents Executive from performing the essential functions of his full duties for a period of ninety (90) consecutive days during the term of this Agreement, as determined in good faith by a physician reasonably acceptable to the Company; or,

(c)

For Cause, which is (i) fraud, misappropriation, embezzlement, dishonesty, or other act of material misconduct against the Company or any affiliate of the Company; (ii) failure to perform specific and lawful directives of Executive’s superiors; (iii) violation of any rules or regulations of any governmental or regulatory body, which is materially injurious to the financial condition of the Company; (iv) conviction of or plea of guilty or nolo contendere to a felony; (v) violation of the provisions of Paragraphs 8, 9, 10, 11, 13, or 16; or, (vi) substantial failure to perform the duties and responsibilities of Executive under this Agreement.

In the event of termination under this Paragraph 3, Executive shall be entitled only to Executive’s base salary earned through the date of termination paid in accordance with the Company’s normal payroll practices. No accrued but unpaid bonuses or commissions shall be due to Executive.

4.	Termination Without Cause or Nonrenewal.

(a)

In the event (i) the Company gives Executive thirty (30) days written notice of its intention not renew a term of this Agreement pursuant to the provisions of Paragraph 2 and at the time the term of this Agreement expires as a result of such notice, Executive is willing and able to execute a new agreement containing terms and conditions substantially similar to those in this Agreement and to continue to provide services to the Company substantially similar to the services provided at the time the term expires, or (ii) Executive is terminated during a term of this Agreement without Cause, (the Company intends that the occurrence of either event described in clause (i) or clause (ii) of this sentence be considered an involuntary separation of Executive’s service), the Executive shall receive: (A) the balance of base salary due under this Agreement for the balance of its term on the regular pay dates of the Company (the “Remaining Term Payments”) and thereafter, (B) subject to the Executive’s execution of a general release of claims and covenant not to sue in a form acceptable to the Company (the “Release”), severance pay based on Executive’s monthly base salary at the time of termination in an amount equal to three (3) months of such monthly base salary if Executive’s termination of employment with the Company occurs during the first year of his employment under this Agreement or six (6) months of such monthly base salary if Executive’s termination of employment with the Company occurs after the first anniversary of Executive’s employment commencement date with the Company under this Agreement, payable, in each case, in bi-weekly installments in accordance with the Company’s normal payroll practices (the “Severance Payments”). In addition, if Executive is eligible for Severance Payments and has executed a Release, and in connection with Executive’s termination of employment Executive is eligible for and timely elects to continue Executive’s coverage under the Company’s group health plan pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 601 et.seq. of the Employee Retirement Income Security Act of 1974, as amended (“COBRA Coverage”), the Company will pay the premium cost for individual COBRA Coverage for Executive for the period during which Executive is receiving Remaining Term Payments and Severance Payments or such shorter period during which Executive continues to be eligible for COBRA Coverage. The costs of such COBRA Coverage will be imputed as income to the Executive and reported on Form W-2 or other applicable tax information return.

(b)

The Company shall begin payment of the Severance Payments on the first regularly scheduled payroll date of the Company occurring after completion of the Remaining Term Payments, if any; provided Executive has executed and delivered the Release to the Company prior to such date (and not revoked the Release during the applicable revocation period). Notwithstanding any provision in the preceding sentence to the contrary, if the Severance Payments would be considered “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the payment of Severance Payments shall commence, subject to the provisions of Paragraph 20(b), on the first regularly scheduled payroll date of the Company following the later of (i) sixty (60) days following Executive’s date of termination or (ii) completion of the Remaining Term Payments; provided Executive has executed and delivered the Release to the Company prior to such date (and not revoked the Release during the applicable revocation period). The form of the Release will be provided to the Executive not later than five (5) days following Executive’s date of termination. All remaining Term Payments and Severance Payments must in all cases be made no later than the last day of the second calendar year following the calendar year in which the Executive terminates employment.

(c)

No accrued but unpaid bonuses or commissions shall be due to Executive under this Paragraph 4. No other severance payment or benefits shall be due Executive other than those provided for under this Agreement. Notwithstanding anything stated herein to the contrary, in the event Executive becomes employed during the period in which the Executive is eligible to receive post-employment payments under this Paragraph 4, Executive shall notify the Company of such employment within ten (10) days following the employment commencement date and any amounts received by Executive in the form of compensation, salary, or other payments as a result of such employment shall reduce any remaining Severance Payments or other amounts or liability owed by the Company to the Executive under this Paragraph 4.

5.

Compensation. Employer shall pay and provide benefits to Executive according to the provisions of Executive’s compensation plan described in the attached Exhibit B. Executive’s compensation plan shall be reviewed on a periodic basis. The Company reserves the right, and Executive hereby authorizes Company, to make deductions from Executive's pay or bonuses to satisfy any outstanding obligations of Executive to the Company. The Company may offset against the final payment of wages or bonuses owed to Executive any amounts due the Company from Executive; provided, however, no such offset shall be made against any amount in excess of $5,000 that would be considered “non-qualified deferred compensation” under Section 409A of the Code.

6.

Changes in Position, Location, or Compensation. If the Company transfers, promotes, or reassigns Executive to another position or geographic area, or both parties agree to a change in compensation or benefits during a term of this Agreement or upon the renewal of a term of this Agreement, an updated employment agreement may be substituted by agreement of the parties but is not required. Mutually-agreeable changes in compensation or benefits shall be effected by amendment to and incorporation of a modified Exhibit B, initialed by the parties or their authorized representative. All provisions, promises, terms or conditions not modified by an amendment of Exhibits A - C shall remain in effect and shall not be deemed revoked or modified beyond the changes set forth in one or more amended Exhibits. Notwithstanding the preceding, any changes or amendments to this Agreement shall be consistent with the provisions of Sections 20 and 21 hereof.

7.

Executive Representation/Warranty. Executive represents that Executive is not a party to any agreement with a third party, or limited by a court order, containing a non-competition provision or other restriction which would preclude Executive’s employment with Company or any of the services which Executive will provide on the Company’s behalf.

8.

Duty of Loyalty. Executive acknowledges the common law duties of reasonable care, loyalty, and honesty which arise out of the principal/agent relationship of the parties. While employed and thereafter for whatever term the law may impose, Executive shall not engage in any activity to the detriment of the Company. By way of illustration and not as a limitation, Executive shall not discuss with any customer or potential customer of the Company any plans by Executive or any other Executives of the Company to leave the employment of the Company and compete with the Company.

9.

Company Documents. Executive agrees and acknowledges that Executive holds as the Company’s property all memoranda, books, papers, letters, and other data, including duplicates, relating to the Company’s business and affairs (“Company Documents”). This includes Company Documents created or used by Executive or otherwise coming into Executive’s possession in connection with the performance of Executive’s job duties. All Company Documents in the possession, custody, or control of Executive shall be returned to the Company at the time of termination of employment.

Confidential Information and Non-Competition

10.

In exchange for the mutual promises and obligations contained in this Agreement, and contemporaneous with its execution or soon thereafter, Employer promises to deliver to Executive or permit Executive to acquire, be exposed to, and/or have access to material, data, and information of the Company and/or its customers or clients that is confidential, proprietary and/or a trade secret (“Confidential Information”). At all times, both during and after the termination of employment, the Executive shall keep and retain in confidence and shall not disclose, except as required in the course of the Executive’s employment with the Company, to any person, firm or corporation, or use for the Executive’s own purposes, any Confidential Information. For the purposes of this Paragraph, such information shall include, but is not limited to:

(a)

The Company’s standard operating procedures, processes, formulae, know-how, scientific, technical, or product information, whether patentable or not, which is of value to the Company and not generally known by the Company’s competitors;

	(b)	All confidential information obtained from third parties and customers concerning their products, business, or equipment specifications;

(c)

Confidential business information of the Company, including, but not limited to, marketing and business plans, strategies, projections, business opportunities, client identities or lists, sales and cost information, internal financial statements or reports, profit, loss, or margin information, customer price information; and,

	(d)	Other information designated by the Company or deemed by law to be confidential information.

11.

Non-Competition. In consideration of the mutual promises contained in this Agreement, the sufficiency of which is acknowledged by the parties, Executive agrees that during the term of his employment and for a period of twelve (12) calendar months after termination of employment from the Company (whether voluntary or involuntary), Executive shall not, directly or indirectly, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise:

(a)

Become associated or affiliated with, employed by, or financially interested in any business operation which competes in the business currently engaged in by Company. (The phrase “business currently engaged in by the Company” includes, but is not limited to, the type of activities in which the Company was engaged during Executive’s tenure, such as designs and delivers high performance connectivity adapters for computer and telecommunication networks.)

(b)

Solicit or attempt to solicit the business or patronage of any person, firm, corporation, partnership, association, department of government or other entity with whom the Company has had any contact during a period of twelve (12) calendar months preceding the date of this Agreement (“Customers”), or otherwise induce such Customers to reduce, terminate, restrict or otherwise alter business relationships with the Company in any fashion; or,

(c)	In any way solicit or attempt to solicit the business or patronage of any Customers.

(d)

The parties intend the above restrictions on competition to be completely severable and independent, and any invalidity or unenforceability of any one or more such restrictions shall not render invalid or unenforceable any one or more restrictions.

12.

Limitations on Scope. In recognition of the broad geographic scope of the Company’s business and the ease of competing with the Company in any part of the United States, the restrictions on competition set forth herein are intended to cover the following geographic areas:

(a)	The geographic territory identified on the attached Exhibit C;

(b)	The cities containing a facility or operation owned or managed by the Company; and,

(c)	A fifty (50) mile radius outside the boundary limits of each such city.

The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas.

13.

Non-Solicitation of Employees. During employment and for a period of twelve (12) months after termination, Executive agrees not to hire, employ, solicit, divert, recruit, or attempt to induce, directly or indirectly, any existing or future employee of the Company to leave their position with the Company or to become associated with a competing business.

Remedies for Breach

14.

Company’s Right to Obtain an Injunction. Executive acknowledges that the Company will have no adequate means of protecting its rights under Paragraphs 10, 11, 12, or 13 of this Agreement other than be securing an injunction (a court order prohibiting the Executive from violating the Agreement). Accordingly, the Executive agrees that the Company is entitled to enforce this Agreement by obtaining a temporary, preliminary, and permanent injunction and any other appropriate equitable relief. Executive acknowledges that the Company’s recovery of damages will not be an adequate means to redress a breach of this Agreement. Nothing contained in this Paragraph, however, shall prohibit the Company from pursuing any remedies in addition to injunctive relief, including recovery of damages. Executive expressly acknowledges that the Company has sole discretion regarding whether to seek a remedy for breaches of Paragraphs 10, 11, 12, or 13 in a court of competent jurisdiction or by arbitration procedures outlined in Paragraph 15.

15.

Arbitration. Executive and the Company agree that any unresolved dispute or controversy involving a claim for monetary damages and/or declaratory or injunctive relief arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in Dallas, Texas, according to the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Notwithstanding the foregoing, nothing in this Paragraph is intended to subject a claim by either party arising under Paragraphs 10, 11, 12, or 13 to mandatory arbitration. Any claim arising under Paragraphs 10, 11, 12, or 13 shall be litigated in the courts of the relevant jurisdiction and venue.

Inventions and Discoveries

16.

Discoveries, Inventions, & Copyrights. Executive shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by the Executive, solely or jointly, during Executive’s term of employment and which pertain to the business activities of the Company. Executive hereby assigns and agrees to assign all his interest therein to the Company or to its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments, or other instruments which the Company shall deem necessary to apply for and obtain Letters of Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein. Notwithstanding anything contained herein to the contrary, nothing in this Paragraph 16 is intended to divest, transfer, abrogate or otherwise relinquish any right, title, or interest of Executive in any patent related to image processing for video conferencing that shall be filed with the U.S. Patent and Trademark Office by Executive during the six month period following the Effective Date of this Agreement and which is unrelated to business of the Company and does not result from any work performed by Executive for the Company.

General Provisions

17.

Condition to Seeking Subsequent Employment. Executive agrees to show a copy of this Agreement to any Competitor with whom Executive interviews during the Executive’s employment with the Company or with whom the Executive interviews within twelve (12) months following the effective date of the termination of the Executive’s employment with the Company.

18.

Attorneys’ Fees. If any party shall obtain a final judgment of a court of competent jurisdiction, subject to no further appeal, pursuant to which any other party shall be determined to have breached its obligations hereunder or made any misrepresentations, such prevailing party shall be entitled to recover, in addition to any award of damages, reasonable attorneys’ fees, costs, and expenses incurred by such party in obtaining such judgment.

19.

Non-Disparagement and Confidentiality. Except as may be required by law or as consented to in writing by an authorized officer or agent of the Company, Executive agrees not to make any statements whatsoever, directly or indirectly, written or oral, which could reasonably become public, which could be interpreted as embarrassing, disparaging, prejudicial, or in any way detrimental or inimical to the interests of the Company. Furthermore, Executive agrees to hold confidential and not to disclose, make public, or to communicate orally or in writing to any person or entity (other than Executive's significant other and immediate family), directly or indirectly, the terms of this Agreement or any matters set forth herein, except only: (a) as may be compelled by court orders; (b) as may be necessary to enforce the terms of this Agreement; (c) to legal, accounting, and financial advisors; (d) as may be necessary in connection with the application for or obtaining loans or credit; (e) as may be necessary to comply with applicable laws and government regulations; or, (f) as may be necessary or desirable in obtaining future employment.

20.	Additional Termination Provisions.

(a)

Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to the Severance Payments or any other amounts payable to Executive under this Agreement in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in no event shall a termination of employment be considered to have occurred under this Agreement unless such termination constitutes Executive’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto (“Separation from Service”).

(b)

Section 409A Compliance. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, the Remaining Term Payments and the Severance Payments payable to Executive pursuant to Paragraph 4 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, and if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s termination benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Paragraph 20(b) shall be paid in a lump sum to Executive. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto). Notwithstanding anything to the contrary in this Agreement or in any Company policy with respect to such payments, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission in accordance with the Company’s policies regarding reimbursements, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. The forgoing provisions shall apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

21.

Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Executive or otherwise reimburse Executive with respect to Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment. Executive acknowledges and understands that neither the Company nor any employee or agent of the Company has provided Executive any tax advice regarding this Agreement or amounts payable under this Agreement and that the Company has urged Executive to seek advice from Executive’s own tax advisor regarding the tax consequences of this Agreement to Executive.

22.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, its subsidiaries, affiliates, successors, and assigns.

23.

Nonwaiver. Any waiver by the Company of a breach of any provision of this Agreement must be in writing and signed by the Company to be effective. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver by the Company of any different or subsequent breach of this Agreement by Executive.

24.	Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without giving effect to the conflict of laws provisions thereof.

25.

Forum Selection Clause. Any and all causes of action for equitable relief relating to the enforcement of this Agreement and not otherwise subject to the mandatory arbitration provisions of Paragraph 15 may, in the Employer’s sole discretion, be brought in the United States District Court for the Northern District of Texas or the Dallas County District of the Texas State Courts. The parties agree that the provisions of this Paragraph benefit both Employer and Executive. Any and all causes of action by and between Employer and Executive can be quickly and efficiently resolved in the agreed-upon forum, which will not unduly burden either Employer or Executive, and which will substantially aid Employer and Executive in providing the opportunity for uniform treatment with respect to any issues relating to the covenants contained in this Agreement.

26.

Entire Agreement; Amendment. This Agreement represents the entire agreement between the Company and the Executive with respect to the subject matter hereof, supersedes all prior agreements dealing with the same subject matter. This Agreement may be amended at any time by the mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Company and Executive; provided that any such amendment shall be consistent with the provisions of Paragraphs 20 and 21 hereof.

27.

Severability. The invalidity of any term or provision of this Agreement, including any term or provision of Paragraphs 10, 11, 12, or 13 shall not invalidate or otherwise affect any other term or provision of this Agreement.

IN WITNESS WHEREOF, the Company and Executive have duly executed this Agreement to be effective as of the day and year first above written.

Interphase Corporation

By:	/s/ Gregory B. Kalush
Gregory B. Kalush
Its:	President and Chief Executive Officer

Executive

/s/ Scott Chang
Scott Chang

Exhibit A

Job Description

Job Title: VP of Ops & Fulfillment	Department: Manufacturing

Reports To: President and CEO	FLSA Status: Exempt

Prepared By: M. Hage & G. Kalush	Approved By: Greg Kalush

Prepared Date: April, 2014	Approved Date: April , 2014

SUMMARY

Vice President, Operations & Fulfillment Responsible for directing the Electronics Manufacturing Services business vertical and controlling multiple manufacturing and operational functions, including, Material Planning, Quality Assurance, Incoming Inspection, Inventory Control, Surface Mount Board Assembly, Rework/touchup of assemblies, Mechanical Assembly, Production Test, Final Inspection, and Shipping and Receiving. Responsibility also includes the leadership of the Customer Fulfillment, Documentation Control, Return Material (RMA), and Manufacturing and Test Engineering Departments. This position is also entrusted with ensuring an exceptional customer experience (both for internal and external customers, whether they are EMS or Interphase product customers) at Interphase is as close to best-in-class as possible in the areas for which this position is responsible. Must be local to DFW area.

ESSENTIAL DUTIES AND RESPONSIBILITIES include the following. Other duties may be assigned. Management reserves the right to change these duties at any time.

●

Ensures Interphase manufactures an extremely high quality product to customer and/or company specifications, and that the product is delivered on-time, on-budget and in the manner in which the customer and/or company expects.

●	Leads the effort to grow the EMS business and helps organize the team for achieving competitive proposals to these customers.
●	Responsible for creating and maintaining a best-in-class manufacturing organization consisting of quality people, efficient processes and programs, and world class products.
●	Responsible for ensuring the company satisfactorily maintains its ISO:9000 and all other quality certifications.

●

Ensure effective communication, coordination, processes, and procedures between all cross-functional areas in Operations & Fulfillment, particularly between order management, contracts, configurations, production planning, and document control.

●

Sets the long-term vision and mission of the organization, identifying short-term and long-term objectives, and developing strategies and tactics to link those objectives to corporate goals. Conveys initiatives, goals and values throughout the organization, and ensure Operations and Fulfillment management team does as well.

●	Ensures key functional, departmental and workstation metrics are established and performance to goals are tracked and reported on routinely.
●

Responsible for participating in the company’s annual planning process, including strategic decision making on future direction of company, developing functional operational plan, establishing budgets, etc.

●

Provides personal leadership and management direction to Manufacturing Engineering, Test Engineering and Component Engineering as well as providing input and assistance to Hardware Engineering. This position must possess the ability to work across functional lines and assist Product Engineering at critical junctures, especially where field failures must be diagnosed.

●

Assists with Production Planning with the determination of manufacturing schedules, capacity analysis and inventory requirements. Involves detailed management of purchasing and inventory based on input from Master Schedules Reviews, Sales Outlooks, OEM forecasts and historical material requirements.

●	Ensures adequate training of managers and manufacturing employees in relevant processes to meet all accepted industry standards and applicable laws.
●	Provides tactical initiatives and solutions to the manufacturing processes to ensure the ability to manufacture the advanced technology of information and communications products.
●	Maintains concise communications with the executive team to provide timely status and important issues for their review and recommendations
●	Participates in contract reviews, customer audits, as well as ISO audits, providing management responsibility representation and manufacturing process review.
●	Leads the investigation and resolution efforts whenever product issues (whether manufacturing or engineering related) are determined to exist with a customer.

Executive Management

Contributes as a member of the CEO’s Executive Staff on all long-term strategic and annual operating planning activities. Participates in future plans and the associated business/budgeting activities to achieve desired results. Prepares detailed budgets, operating plans, CAPEX plans, cost reduction programs, etc.

Supports the integration of new products, programs, customers, partners, vendors, and potential acquisitions from an operational perspective, as well as other proposed business development and strategic alliance initiatives. Visible to customers and involved in “adding value” throughout the organization. (Viewed and leveraged as a resource by peers.)

In tandem with other key leaders, cultivates a synergistic environment in which there is cross-functional discussion and the formulation of action plans to pro-actively address the company’s SWOT, customer requests and requirements, business development opportunities, promising new products, acquisitions, etc.

Actively participates in customer/partner/vendor meetings, audits, and presentations, “world tours”, and trade show activities as appropriate. Presents at Operations Reviews and Board Meetings as requested or required.

The VP of Ops & MFG will assist the, the VP of Strategic Marketing and the CEO and the rest of the company’s executive management team in setting the future direction and vision for the company and helping to develop strategies to achieve the company’s long-term goals. This includes any necessary realignment in the company’s skills, processes, and metrics to be successful in achieving future strategic directions.

This position will assist the in the assessment of emerging technologies for positioning Interphase to take maximum advantage of our company’s core competencies, skills and market position. Also serves to assist the as the technology guide for the company.

Participates closely with the, VP of Global Sales, the VP of Strategic Marketing, and the CEO in developing the strategic product plan for Interphase.

Assists the, VP of Strategic Marketing, and CEO in the formulation and development of the company’s strategic vision, complete with the assessment of resources and skills required, technology risk, development assurance programs and required strategic business partners necessary to secure a strong portfolio of successful programs for a five-year business horizon. Participates in strategic planning sessions.

Recommends outsourcing and partnership opportunities as needs arise to improve time to market, or achieve corporate objectives.

SUPERVISORY RESPONSIBILITIES  The VP of Ops & MFG directs and leads subordinate managers including Directors of Fulfillment ( Responsible for the overall direction, coordination, and evaluation of these units. Carries out supervisory responsibilities in accordance with the organization’s policies and applicable laws and governmental regulations. Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

QUALIFICATIONS  To perform this job successfully, an individual must be able to perform each essential duty satisfactorily. The requirements listed below are representative of the knowledge, skill, and/or ability required. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

EDUCATION and/or EXPERIENCE

●

Bachelor’s degree or higher in engineering, and/or business, or equivalent, with 15 or more years experience in the electronic manufacturing industry, engineering expertise is highly desired, or equivalent combination of education and experience.

●

Manages several subordinate managers and staff including the Director of Customer Fulfillment, Sr. Manager of Manufacturing, Manager of Quality Assurance, and the Test Engineering team. Also, matrix manages the Manager of Purchasing and Production Planning. Is responsible for the overall direction, coordination, and evaluation of these units. Carries out supervisory responsibilities in accordance with the organization's policies and applicable laws. Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

●

Knowledge of general business and accounting practices related to budgets, costing and inventory management. Excellent interpersonal skills (written and verbal communication), ability to effectively lead teams of people toward common goals even under difficult circumstances, and the ability to motivate others. Strong negotiation and conflict resolution skills necessary. Ability to effectively conduct presentations to the rest of the company, our customers, and our Board of Directors. May be requested to participate in industry forums or associations on behalf of the company.

●

Very computer literate. Proficient with the Microsoft Suite of products to create Excel spreadsheets and PowerPoint presentations, and well as do email and Word documents. Must be able to conduct effective cost-benefit analyses on capital expenditure requests, automation enhancements, department initiatives, etc.

●	Must demonstrate the ability to analyze and solve problems related to people and manufacturing processes.

COMMUNICATION AND LANGUAGE SKILLS

Must communicate effectively, concisely, and accurately with integrity, having the ability to decipher and understand complex customer and market requirements, analyze and interpret complex scientific and technical journals and documentation, financial reports, and legal documents and be able to explain them accurately. Must possess the ability to respond to inquiries or complaints from customers, partners, regulatory agencies, members of the business community, Board members, or employees that are from the simple to the complex in nature. Must possess the ability to effectively and concisely express key relevant information in written form, whether writing speeches, or articles for publication that conform to prescribed style and format. Ability to effectively present information to customers, the executive Leadership Team, the Board of Directors, our employees, public groups, and/or the media.

MATHEMATICAL SKILLS

Ability to work with advanced engineering and mathematical concepts such as algorithms, probability and statistical inference, and fundamentals of plane and solid geometry and trigonometry. Ability to apply concepts such as fractions, percentages, ratios, and proportions to practical situations.

REASONING ABILITY

Excellent ability to read and understand very complex and technical information and then apply that knowledge of information to the company’s own situation to develop strategies and solve problems. Must be able to pro-actively and effectively define problems, collect data, establish facts, make sound recommendations, draw valid conclusions, and solve complex problems daily. Ability to interpret an extensive variety of technical instructions or engineering schematics in mathematical or diagram form and deal with several abstract and concrete variables.

PHYSICAL DEMANDS  The physical demands described here are representative of those that must be met by an employee to successfully perform the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

While performing the duties of this job, the employee is regularly required to talk and hear. The employee frequently is required to walk, sit, stand, and reach with hands and arms. International travel requires sitting for prolonged periods of time. The employee must occasionally lift and/or move up to 25 pounds. Specific vision abilities required by this job include close vision and color vision.

WORK ENVIRONMENT

The work environment characteristics described here are representative of those an employee encounters while performing the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

This position does require regular and significant travel, both national and international. Employee must possess, or be qualified to obtain, a valid passport.

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Exhibit A

Exhibit B

Compensation

Base Salary. $6,345.60 per pay period ($165,000/year on an annual basis), of which there are 26 in each calendar year, less deductions as may be required by law or authorized by Executive.

Annual Bonus. Executive shall be eligible for an annual bonus for FY2014 in an amount up to $30,000 under and subject to the terms and conditions of the Company’s Executive Bonus Plan. The first year bonus (FY2014) will be pro-rated and guaranteed. During the term of this Agreement, Executive shall be eligible for an annual bonus under the Company’s Executive Bonus Plan, as determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in its sole discretion (collectively, “Annual Bonus”). The opportunity to earn an Annual Bonus and the actual amount of the Annual Bonus will be determined in accordance with criteria (“Bonus Criteria”) established by the Compensation Committee and based on Executive’s achievement of specific corporate objectives as determined by the Compensation Committee. Executive must continue to be employed by the Company through the payment date of any such Annual Bonus as a condition to receiving the bonus.

Equity Awards. Pursuant to the provisions of this Agreement as set forth herein, the Company has, according to the Company’s 2014 Long-Term Stock Incentive Plan and with the approval of the CEO and Compensation Committee of the Board of Directors, granted to Executive 20,000 stock options of the Company. Executive’s right, title, and interest to any equity conferred under the Employment Agreement shall be controlled and governed by terms and conditions of the Company’s 2014 Long-Term Stock Incentive Plan. Executive shall be eligible to participate in equity awards as determined by the Compensation Committee of the Board of Directors under the Company’s 2014 Long-Term Stock Incentive Plan or other equity award plan maintained by the Company during the term of this Agreement.

Executive Benefit Plans. Based on the plans maintained by the Company from time to time during the term of this Agreement for its similarly situated executives, and subject to change at any time, the Executive will be provided with a comprehensive and competitive benefits package including medical, dental, vision, life, AD&D, STD, and LTD. Executive shall be eligible to participate in such benefit plans, according to the terms and conditions of those plans. Executive will pay same amount as all other similarly situated executive employees for health premiums.

Severance Pay. Eligible for 6 months of base salary if terminated anytime after first anniversary of employment, subject to terms and conditions of this Agreement. Please refer to Paragraph 4, “Termination Without Cause or Nonrenewal.”

Executive Disability Plan. The Executive is eligible to apply through the Company for a voluntary, individual Executive Disability Plan. If approved by the carrier for coverage, the premiums will be paid for by the Executive.

Vacation and Leave. Executive shall be entitled to four (4) weeks of vacation per year, accrued monthly, and six (6) sick days per year, and any other paid leave benefits provided for in the Company's Policy Guide.

Cell Phone & Computer. Executive will be furnished with a laptop and smartphone for business purposes.

Office Furnishings. The Company agrees to provide office space and furnishings to Executive commensurate with the Company's decor and culture.

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Exhibit B

Exhibit C

Designated Cities — Per Paragraph 11a of Employment, Confidentiality,
      and Non-Compete Agreement.

The Continental United States

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Exhibit C